EXHIBIT 99.1

TIMWEN Partnership

Financial Statements
January 3, 2010 and December 28, 2008

Report of Independent Registered Public Accounting Firm

To the Partners of
TIMWEN Partnership

We have audited the accompanying balance sheets of TIMWEN Partnership as of January 3, 2010 and December 28, 2008, and the related statements of income and comprehensive income, partners’ equity and cash flows for the years then ended. These financial statements are the responsibility of the partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TIMWEN Partnership at January 3, 2010 and December 28, 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario, Canada
March 3, 2010

TIMWEN Partnership
Balance Sheets

	January 3, 2010	December 28, 2008
Assets

Revenue-producing properties	$83,077,625	$87,291,598

Cash and cash equivalents	74,876	5,063,334

Accounts receivable	4,988,910	3,338,837

Investment in Grimsby Food Court Ltd.	2,513,657	2,533,133

Prepaid rent	637,155	609,489

	$91,292,223	$98,836,391

Liabilities

Accounts payable and accrued liabilities	$2,257,466	$2,521,304

Deferred lease inducements	3,961,036	4,254,108

Straight-line rent	5,119,497	6,639,115

	11,337,999	13,414,527
Commitments and contingencies

Partners’ equity	79,954,224	85,421,864

	$91,292,223	$98,836,391

See accompanying notes to the financial statements.

TIMWEN Partnership
Statements of Income and Comprehensive Income

	Year Ended January 3, 2010	Year Ended December 28, 2008
Revenues
Rental income	$38,471,112	$37,525,532

Expenses
Rental expense - net of lease inducements	5,980,430	7,547,976
Operating expenses	424,966	440,427
Depreciation and amortization	4,711,046	4,797,801

	11,116,442	12,786,204

Operating income	27,354,670	24,739,328

Other income
Interest income	23,171	181,200
Equity in income of Grimsby Food Court Ltd.	140,524	110,572
Other income	13,995	7,766

	177,690	299,538

Net income and comprehensive income for the year	$27,532,360	$25,038,866

See accompanying notes to the financial statements.

TIMWEN Partnership
Statements of Partner’s Equity

	Year Ended January 3, 2010			Year Ended December 28, 2008
	Wendy’s Restaurants of Canada Inc.	Barhav Developments Limited	Total	Total
Partners’ equity - beginning of year	$42,710,932	$42,710,932	$85,421,864	$90,382,998

Distributions to partners	(16,500,000)	(16,500,000)	(33,000,000)	(30,000,000)
Net income for the year	13,766,180	13,766,180	27,532,360	25,038,866

Partners’ equity - end of year	$39,977,112	$39,977,112	$79,954,224	$85,421,864

See accompanying notes to the financial statements.

TIMWEN Partnership
Statements of Cash Flows

	Year Ended January 3, 2010	Year Ended December 28, 2008
Cash provided by (used in)

Operating activities
Net income for the year	$27,532,360	$25,038,866
Add: Items not affecting cash
Depreciation and amortization	4,711,046	4,797,801
Straight-line rent	(1,519,618)	123,949
Amortization of deferred lease inducements	(293,072)	(293,073)
Share of income from investment in Grimsby - net of distributions	19,476	69,423

	30,450,192	29,736,966
Changes in non-cash working capital items
Accounts receivable	(1,650,073)	1,990,900
Prepaid rent	(27,666)	(7,524)
Accounts payable and accrued liabilities	(263,838)	39,669

	28,508,615	31,760,011
Investing activities
Expenditures for revenue-producing properties	(497,073)	(752,231)

Financing activities
Distributions to partners	(33,000,000)	(30,000,000)

Change in cash and cash equivalents during the year	(4,988,458)	1,007,780

Cash and cash equivalents - beginning of year	5,063,334	4,055,554

Cash and cash equivalents - end of year	$74,876	$5,063,334

See accompanying notes to the financial statements.

TIMWEN Partnership
Notes to Financial Statements
January 3, 2010 and December 28, 2008

1	Nature of operations

The TIMWEN Partnership is comprised of Barhav Developments Limited (a wholly owned subsidiary of TDL Group Corp. Ltd. (TDL)) and Wendy’s Restaurants of Canada Inc. (WROC), and was formed in 1995. The partnership develops and leases restaurant facilities in Canada to WROC, WROC franchisees and TDL.

Fiscal year

The partnership’s fiscal year ends on the Sunday nearest to December 31. The 2009 and 2008 fiscal years consisted of 53 weeks and 52 weeks, respectively.

2	Summary of significant accounting policies partnership accounts

The accompanying financial statements include only the assets and liabilities of the business carried on under the name of TIMWEN Partnership and do not include the other assets, liabilities, revenues and expenses of the partners. No provision for income taxes has been made in these financial statements since earnings of the partnership are taxable in the hands of the partners.

Basis of presentation

The partnership prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP). In the opinion of management, the partnership’s financial statements and accompanying notes to the financial statements contain all adjustments (all of which are normal and recurring in nature, other than the item described in Note 3) necessary to state fairly the partnership’s financial position as of January 3, 2010 and December 28, 2008, its results of operations, comprehensive income, and cash flows for the years ended January 3, 2010 and December 28, 2008.

The functional currency of the partnership is the local currency in which it operates, which is the Canadian dollar, as the majority of the partnership’s operations and cash flows are based in Canada and the partnership’s operations are primarily managed in Canadian dollars. As a result, the partnership’s reporting currency is the Canadian dollar.

Cash and cash equivalents

Cash and cash equivalents include balances with banks. Cash equivalents are short-term, highly liquid investments with maturities of three months or less and consist principally of cash in bank money market accounts.

Revenue-producing properties

Revenue-producing properties are stated at acquisition cost, less accumulated depreciation and amortization. Acquisition cost is comprised of land acquisition and building construction costs including interest expense on land acquisition and building construction costs during the period of

TIMWEN Partnership
Notes to Financial Statements
January 3, 2010 and December 28, 2008

construction. Depreciation and amortization are provided for on the straight-line basis over the estimated useful lives of the assets at the following rates:

Buildings	Up to 40 years
Leasehold improvements and deferred design and construction costs and other	The lesser of the useful life of the asset or the lease term
Construction-in-progress	Stated at cost and is not amortized

Long-lived Assets

Long-lived assets are analyzed for impairment at the individual restaurant level, which represent the lowest level of independent cash flows for the business.  They are tested for impairment whenever an event or circumstance occurs that indicates impairment may exist including a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of prior to its estimated useful life.  There were no such events noted in the current or prior year.

Leases

The partnership’s leases are classified as either operating leases or capital leases for financial reporting purposes. When determining the lease term for operating and capital leases, the partnership includes option periods for which failure to renew the lease imposes an economic penalty in such an amount that a renewal appears, at the inception of the lease, to be reasonably assured. The primary penalty to which the partnership is subject is the economic detriment associated with the existence of leasehold improvements that might be impaired if the partnership chooses not to exercise the available renewal options.

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis (straight-line rent) over the applicable lease terms and any periods during which the partnership has use of the property but is not charged rent by a landlord. See Note 3 for a description of an out of period adjustment for straight-line rent in 2009.  Lease terms are generally for 20 years and, in most cases, provide for rent escalations and renewal options.

Investment in Grimsby Food Court Ltd.

The Investment in Grimsby Food Court Ltd. is accounted for as an equity investment.  The investment is analyzed for other than temporary impairment where evidence exists there is an inability to recover the carrying amount of the investment or inability to sustain an earnings capacity that would justify the carrying amount of the investment.  No such indicator was noted in the current or prior year.

Deferred lease inducements

Lease inducements are leasehold improvements paid by landlords and are recorded as a liability and amortized as a reduction in rent expense. They are deferred and amortized on a straight-line basis over the lease term to a maximum of 20 years.

TIMWEN Partnership
Notes to Financial Statements
January 3, 2010 and December 28, 2008

Revenue recognition

Rental revenue is based on a percentage of sales volume and is recognized as earned.

Income taxes

The accompanying financial statements do not include a provision for taxes as they are the responsibility of the respective partners.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

FASB accounting standards codification

In June 2009, the FASB issued the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (the Codification), which authorized the Codification as the sole source for authoritative US GAAP, and any accounting literature that is not in the Codification will be considered non-authoritative. We have commenced utilizing the Codification as our sole source of authoritative US GAAP for our 2009 financial statements.

Newly adopted accounting pronouncements

In May 2009, the FASB issued guidance that defines the periods after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures an entity should make about events or transactions that occurred after the balance sheet date (collectively, subsequent events). The subsequent events guidance is effective for interim and annual periods ending after June 15, 2009, and we have applied the guidance effective with our 2009 financial statements.

In accordance with guidance that defines Subsequent Events reporting, the partnership has evaluated events subsequent to January 3, 2010 and up to March 3, 2010, which corresponds with the date these financial statements were issued (or available to be issued).

Effective December 29, 2008, the partnership adopted provisions which clarified the accounting for certain transactions and impairment considerations involving equity-method investments. The adoption of these provisions did not impact the partnership’s financial statements or associated note disclosure in 2009.

In June 2009, the FASB issued guidelines on the consolidation of variable interest entities which alters how a company determines when an entity that is insufficiently capitalized or not controlled

TIMWEN Partnership
Notes to Financial Statements
January 3, 2010 and December 28, 2008

through voting interests should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity’s purpose and design and the parent company’s ability to direct the entity’s actions. The guidance is effective commencing for the partnership’s 2010 fiscal year. The partnership is currently assessing the potential impact the adoption of this standard may have on its financial statements.

3          Straight-line rent – out of period adjustment

In 2009 the partnership recorded an adjustment related to the calculation of straight-line rent, which is included in “Rental expense – net of lease inducements” in the Statement of Income and Comprehensive Income.  Correcting this error increased net income and comprehensive income by $1,600,000 related to years prior to 2009.

Since this error was not material to any of the prior years’ or current year’s financial statements, the partnership recorded the correction of this error in the 2009 financial statements.

4           Revenue-producing properties

	January 3, 2010			December 28, 2008
	Cost	Accumulated depreciation and amortization	Net	Net

Land	$21,231,151	$-	$21,231,151	$21,231,151
Buildings	34,415,853	13,063,076	21,352,777	22,525,773
Leasehold improvements	66,626,531	27,672,261	38,954,270	41,687,926
Deferred design, construction costs and other	2,354,402	846,772	1,507,630	1,636,676

	124,627,937	41,582,109	83,045,828	87,081,526
Construction-in-progress	31,797	-	31,797	210,072

	$124,659,734	$41,582,109	$83,077,625	$87,291,598

TIMWEN Partnership
Notes to Financial Statements
January 3, 2010 and December 28, 2008

5	Related party transactions and balances

During the year, the partnership had the following transactions with the related parties:

	January 3, 2010	December 28, 2008
Rental income
TDL	$23,690,191	$22,971,003
WROC	14,780,921	14,554,529
	$38,471,112	$37,525,532
Amounts included in accounts receivable
TDL	$2,544,608	$1,946,320
WROC	2,444,302	1,392,517
	$4,988,910	$3,338,837
Management fee
TDL - included in revenue-producing properties	$159,950	$182,800
WROC - included in operating expenses	$273,313	$254,500

Related party rental expense
TDL	$241,257	$236,256

Amounts included in accounts payable
TDL	$522,733	$852,726
WROC	-	173,478
	$522,733	$1,026,204

These transactions are in the normal course of operations.

The amounts due from the partners, which have arisen as a result of the above transactions, are non-interest bearing and due on demand.

TIMWEN Partnership
Notes to Financial Statements
January 3, 2010 and December 28, 2008

6	Deferred lease inducements

	January 3, 2010			December 28, 2008
	Cost	Accumulated amortization	Net	Net

Deferred lease inducements	$6,679,525	$2,718,489	$3,961,036	$4,254,108

7	Leases

Minimum lease payments under long-term operating lease agreements for various properties are as follows:

2010	$7,346,000
2011	7,212,000
2012	6,559,000
2013	7,117,000
2014	6,826,000
2015 and thereafter	80,579,000
$115,639,000
All leased locations are subleased to WROC or to TDL at amounts based on restaurant revenues.

8	Financial instruments

Due to their short-term maturities, the carrying value of the partnership’s cash and cash equivalents, accounts receivable as well as accounts payable and accrued liabilities approximate their estimated fair value.

9	Commitments and contingencies

The partnership is party to various legal actions and complaints arising in the ordinary course of business. It is the opinion of the partnership’s management that the ultimate resolution of such matters will not materially affect the partnership’s financial condition or earnings.